Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 27, 2007 (except for Note 22, as to which the date is September 21, 2007), with respect to the consolidated financial statements of Triad Hospitals, Inc., for the year ended December 31, 2006, included in the Community Health Systems, Inc. Current Report on Form 8-K dated September 24, 2007.
/s/ ERNST & YOUNG, LLP
Dallas, Texas
September 21, 2007